Exhibit 99.1

Nikola Corporation, a Global Leader in Zero Emissions Transportation Solutions, to Be Listed on NASDAQ Through a Merger With VectoIQ

●	Nikola to use proceeds to accelerate its portfolio of battery-electric (BEV) and hydrogen fuel-cell electric vehicles (FCEV) targeting zero emissions globally
●	Nikola will build out a hydrogen station infrastructure to support its FCEV vehicles
●	Nikola has more than 14,000 pre-orders representing more than $10 billion in potential revenue and two-and-a-half years of production
●	Pro forma enterprise value of the merger is approximately $3.3 billion
●	Transaction includes a $525 million fully committed common stock PIPE at $10.00 per share anchored by institutional investors including Fidelity Management & Research Company, ValueAct Spring Fund and P. Schoenfeld Asset Management LP
●	The company will add Stephen Girsky, current CEO of VectoIQ and former Vice Chairman of General Motors Corporation, to its Board of Directors

PHOENIX, Ariz., March 3, 2020 – Nikola Corporation, a leader in the design and development of BEV and FCEV class 8 semi-trucks, along with VectoIQ Acquisition Corp. (NASDAQ: VTIQ), a publicly-traded special purpose acquisition company, announces that the two companies have entered into a definitive agreement to create a company focused on the development of next generation smart transportation. Upon the closing of the transaction, the combined company will be named Nikola Corporation and is expected to remain NASDAQ-listed under the new ticker symbol “NKLA.”

Company Highlights

Nikola is a global leader in zero emissions heavy duty trucks and hydrogen infrastructure. More than $10 billion in pre-order leases to date and the joint venture with European industrial vehicle manufacturer IVECO make Nikola a formidable competitor to other OEMs (original equipment manufacturers). Nikola’s business model uniquely supplies both the truck and hydrogen fueling infrastructure, solving the fleets’ concerns of where to refuel with green hydrogen at competitive pricing to diesel. The transaction proceeds will accelerate production, allow Nikola to break ground on its state-of-the-art manufacturing facility in Coolidge, Arizona, and begin its hydrogen station infrastructure roll out. The company expects to generate revenue by 2021 with the roll out of its BEV truck, followed by FCEV truck sales starting in 2023 and the initial build out of hydrogen fueling stations to serve Nikola customers’ fleets, such as Anheuser-Busch.

Trevor Milton, Founder and CEO of Nikola stated: “We are on a roll. You couldn’t ask for better news for the energy and tech industry. The world is transitioning to zero emission platforms and Nikola is the leader for heavy duty vehicles. We believe we have a differentiated business model built on economics, not government subsidies. We now need to double down and speed up the timelines and get to market. We couldn’t be happier to have Steve Girsky join our board.”

“In our two-year quest to find a partner that was a proven technology leader and focused on making a global difference, Nikola was the clear winner,” said Stephen Girsky, CEO of VectoIQ and former Vice Chairman of General Motors Corporation. “Nikola’s vision of a zero-emission future and ability to execute were key drivers in our decision.”

Mr. Milton will serve as Executive Chairman of the combined company, continuing to lead the vision and forward-looking strategy. Prior to launching Nikola in 2015, Mr. Milton served as CEO of dHybrid Systems, a natural gas storage technology company.

Mark Russell, who has more than 20 years of experience building and managing companies in the manufacturing industry, will serve as the CEO of Nikola. He joined Nikola as President in 2019 and previously served as President and COO of Worthington Industries, a publicly-listed metals manufacturing company.

Kim Brady, currently the CFO at Nikola, will continue in that role post-close. Mr. Brady has more than 20 years of experience in private equity and investment banking. Prior to joining Nikola, Mr. Brady served as Senior Managing Director at Solic Capital, as well as CFO and General Manager at various companies in the manufacturing, business services and healthcare sectors.

Transaction Overview

The transaction reflects an implied enterprise value at closing of $3.3 billion. Cash proceeds raised in connection with the transaction, which will primarily be used to fund operations, support growth and for other general corporate purposes, will be funded through a combination of VectoIQ’s cash in trust and a $525 million private placement of common stock at $10.00 per share led by institutional investors including Fidelity Management & Research Company, ValueAct Spring Fund and P. Schoenfeld Asset Management LP. Current Nikola stockholders will remain majority owners of the combined company at closing.

The boards of directors of both VectoIQ and Nikola have unanimously approved the proposed transaction. Completion of the proposed transaction is subject to approval of VectoIQ and Nikola stockholders and other customary closing conditions, including a registration statement being declared effective by the Securities and Exchange Commission, and is expected to be completed in the second quarter of 2020.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed by VectoIQ with the Securities and Exchange Commission and available at www.sec.gov.

Advisors

Cowen is serving as financial and capital markets advisor, and Greenberg Traurig, LLP is serving as legal advisor to VectoIQ. Morgan Stanley is serving as financial advisor, and Pillsbury Winthrop Shaw Pittman LLP is serving as legal advisor to Nikola.

Investor Conference Call Information

Nikola and VectoIQ will host a joint investor conference call to discuss the proposed transaction today, Tuesday, March 3, 2020 at 8:30 am ET.

To listen to the prepared remarks via telephone dial (855) 221-8297 (U.S.) and (563) 607-5050 (international callers/U.S. toll) and enter the conference ID number 340055#. To listen to the webcast, go to www.nikolamotor.com/investors. A telephone replay will be available until Tuesday, March 17, 2020 at the same number and conference ID.

Important Information and Where to Find It

In connection with the transaction, VectoIQ intends to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a preliminary proxy statement to be distributed to holders of VectoIQ's common stock in connection with VectoIQ's solicitation of proxies for the vote by VectoIQ's stockholders with respect to the transaction and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Nikola's stockholders in connection with the transaction. After the Registration Statement has been filed and declared effective, VectoIQ will mail a definitive proxy statement, when available, to its stockholders. Investors and security holders and other interested parties are urged to read the proxy statement/prospectus, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about VectoIQ, Nikola and the transaction. Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the U.S. Securities and Exchange Commission (the “SEC”) by VectoIQ through the website maintained by the SEC at http://www.sec.gov, or by directing a request to: VectoIQ Acquisition Corp., 1354 Flagler Drive, Mamaroneck, NY 10543.

Participants in the Solicitation

VectoIQ and Nikola and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the transaction. Information about the directors and executive officers of VectoIQ is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Stockholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

About VectoIQ

VectoIQ was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization or other similar business combination with one or more businesses. VectoIQ is sponsored by VectoIQ Holdings, LLC (including P. Schoenfeld Asset Management LP) and Cowen.

About Nikola Corporation

Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen stations, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today.

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Nikola’s and VectoIQ’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Nikola and VectoIQ. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the transaction or that the approval of the stockholders of VectoIQ or Nikola is not obtained; failure to realize the anticipated benefits of the transaction; risks relating to the uncertainty of the projected financial information with respect to Nikola; risks related to the rollout of Nikola’s business and the timing of expected business milestones; the effects of competition on Nikola’s future business; the amount of redemption requests made by VectoIQ’s stockholders; the ability of VectoIQ or the combined company to issue equity or equity-linked securities or obtain debt financing in connection with the transaction or in the future, and those factors discussed in VectoIQ’s final prospectus dated May 15, 2018 and Annual Report on Form 10-K for the fiscal year ended December 31, 2018, in each case, under the heading “Risk Factors,” and other documents of VectoIQ filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither VectoIQ nor Nikola presently know or that VectoIQ and Nikola currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect VectoIQ’s and Nikola’s expectations, plans or forecasts of future events and views as of the date of this press release. VectoIQ and Nikola anticipate that subsequent events and developments will cause VectoIQ’s and Nikola’s assessments to change. However, while VectoIQ and Nikola may elect to update these forward-looking statements at some point in the future, VectoIQ and Nikola specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing VectoIQ’s and Nikola’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

For VectoIQ
Investors
Steve Shindler
703-906-3311

For Nikola Corporation
Analysts
Kim Brady
847-910-7460
kim.brady@nikolamotor.com

Investors
investors@nikolamotor.com

Media
Nicole Rose
602-499-4795
nicole.rose@nikolamotor.com

Colleen Robar
313-207-5960
crobar@robarpr.com